KIRKPATRICK & LOCKHART LLP                1800 Massachusetts Avenue, NW
                                          Second Floor
                                          Washington, DC 20036-1800
                                          202.778.9000
                                          www.kl.com

December 12, 2000

Neuberger Berman Equity Funds
605 Third Avenue, Second Floor
New York, New York 10158-0180

Ladies and Gentlemen:

      You have requested our opinion, as counsel to Neuberger Berman Equity Funds ("Trust"), as to certain matters regarding the issuance of Shares of the Trust. As used in this letter, the term "shares" means shares of beneficial interest of the Investor, Trust, Advisor, and Institutional Classes of Neuberger Berman Century Fund, Neuberger Berman Focus Fund, Neuberger Berman Genesis Fund, Neuberger Berman Guardian Fund, Neuberger Berman International Fund, Neuberger Berman Manhattan Fund, Neuberger Berman Millennium Fund, Neuberger Berman Partners Fund, Neuberger Berman Regency Fund, Neuberger Berman Socially Responsive Fund, and Neuberger Berman Technology Fund, each a separate series of the Trust, during the time that Post-Effective Amendment No. 92 to the Trust's Registration Statement on Form N-1A is effective and has not been superseded by another post-effective amendment.

      As counsel to the Trust, we have participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of the Trust Instrument and the By-laws of the Trust, the minutes of meetings of its board of trustees and shareholders and other documents relating to its organization and operation, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that the Shares of the Funds that are currently being registered may be legally and validly issued from time to time in accordance with the Trust's Trust Instrument and By-laws and subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state laws regulating the offer and sale of securities; and when so issued, the Shares will be legally issued, fully paid and non-assessable by the Trust.

      The Trust is a business trust established pursuant to the Delaware Business Trust Act ("Delaware Act"). The Delaware Act provides that a shareholder of the Trust is entitled to the same limitation of personal liability extended to shareholders of for-profit corporations. To the extent that the Trust or any of its shareholders becomes subject to the jurisdiction of courts in states which do not have statutory or other authority limiting the liability of business trust shareholders, such courts might not apply the Delaware Act and could subject Trust shareholders to liability.




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Neuberger Berman Equity Funds
December 12, 2000
Page 2

      To guard against this risk, the Trust Instrument: (i) requires that every written obligation of the Trust contain a statement that such obligation may be enforced only against the assets of the Trust; however, the omission of such a disclaimer will not operate to create personal liability for any shareholder; and (ii) provides for indemnification out of Trust property of any shareholder held personally liable, solely by reason of being a shareholder, for the obligations of the Trust. Thus, the risk of a Trust shareholder incurring financial loss beyond his or her investment because of shareholder liability is limited to circumstances in which: (i) a court refuses to apply Delaware law;
(ii) no contractual limitation of liability is in effect; and (iii) the Trust itself is unable to meet its obligations.

      We express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940, or applicable state securities laws in connection with the sale of Shares.

      We hereby consent to the filing of this opinion in connection with the Post Effective Amendment No. 92 to the Trust's Registration Statement on Form N-1A (File Nos. 002-11357 and 811-00582) to be filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Legal Counsel" in the Statement of Additional Information filed as part of the Registration Statement.

                                   Sincerely,

                                    /S/ KIRKPATRICK & LOCKHART LLP
                                    --------------------------
                                    KIRKPATRICK & LOCKHART LLP